1245 "Q" Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION REPORTS
THIRD QUARTER RESULTS

LINCOLN, Nebraska (November 2, 2004) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the third quarter and nine months ended September 30, 2004.

        Revenues for the third quarter ended September 30, 2004, increased 16.6% to $9.3 million compared with revenues of $8.0 million for the third quarter of 2003. Net income for the third quarter of 2004 increased 32.0% to $1.7 million, or $0.24 per basic and diluted share, compared with net income of $1.3 million, or $0.18 per basic and diluted share, for the same period in 2003.

        Commenting on the third quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “We are pleased with our third quarter performance. Going forward, we are ideally positioned to continue taking advantage of the increasing focus on quality measurement and improvement in the healthcare sector. We view this environment as a perfect opportunity for our company to achieve its full potential.”

        Revenues for the nine months ended September 30, 2004, increased 15.2% to $23.3 million compared with revenues of $20.2 million for the same period in 2003. Net income for the nine months ended September 30, 2004, was $3.6 million, or $0.50 per basic and diluted share, compared with $3.1 million, or $0.43 per basic and diluted share, in the prior-year period.

        Patrick E. Beans, chief financial officer of National Research Corporation, added, “We are pleased with the margin expansion during the quarter despite the incremental expenses relating to our sales expansion. Our previously announced earnings per share guidance of $0.24 for the fourth quarter remains unchanged, which would result in earnings per share of $0.74 for the full year.”

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NRCI Announces Third Quarter Results

November 2, 2004

        A listen-only simulcast of National Research Corporation’s third quarter conference call will be available online at www.fulldisclosure.com on November 3, 2004, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately two hours later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking services and improvement services to the healthcare industry. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically experience and health status, of their patients and/or members. The Company has been at the forefront of the industry in developing tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Third Quarter Results

November 2, 2004

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$9,320	$7,993	$23,253	$20,180
Operating expenses:
Direct expenses	4,174	3,797	10,189	9,280
Selling, general and administrative	1,824	1,564	5,578	4,381
Depreciation and amortization	538	536	1,492	1,464

Total operating expenses	6,536	5,897	17,259	15,125

Operating income	2,784	2,096	5,994	5,055
Other income (expense):
Interest income	87	77	248	214
Interest expense	(105)	(108)	(355)	(322)
Other, net	29	5	(35)	48

Total other income (expense)	11	(26)	(142)	(60)
Income before income taxes	2,795	2,070	5,852	4,995
Provision for income taxes	1,079	770	2,222	1,866

Net income	$1,716	$1,300	$3,630	$3,129

Net income per share, basic	$0.24	$0.18	$0.50	$0.43

Net income per share, diluted	$0.24	$0.18	$0.50	$0.43

Weighted average shares outstanding:
Basic	7,137	7,262	7,195	7,255
Diluted	7,224	7,331	7,281	7,304

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NRCI Announces Third Quarter Results

November 2, 2004

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Sept. 30, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$2,544	$3,441
Short-term investments	14,597	12,767
Accounts receivable, net	4,086	5,479
Other current assets	2,457	1,834

Total current assets	23,684	23,521
Net property and equipment	12,669	12,189
Other, net	9,875	9,963

Total Assets	$46,228	$45,673

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,179	$1,074
Deferred revenue	3,399	4,439
Accrued compensation	787	805
Notes payable	153	142
Income taxes payable	595	244

Total current liabilities	6,113	6,704
Noncurrent liabilities	6,474	6,545

Total Liabilities	12,587	13,249

Shareholders' Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
7,666,764 and 7,639,819 shares issued, respectively;
7,130,143 and 7,305,819 outstanding, respectively	8	8
Additional paid-in capital	19,165	18,875
Retained earnings	19,462	15,832
Unearned compensation	(249)	(394)
Accumulated other comprehensive income	(42)	(27)
Treasury stock	(4,703)	(1,870)

Total shareholders' equity	33,641	32,424

Total Liabilities and Shareholders' Equity	$46,228	$45,673

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